EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-165640 on Form S-4 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedules of Allegheny Energy, Inc. and subsidiaries, and the effectiveness of Allegheny Energy Inc. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Allegheny Energy, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Preliminary Joint Proxy Statement, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
June 4, 2010